   Preliminary Copy--Confidential, For the Information of the Securities and
                           Exchange Commission Only

   As Filed with the Securities and Exchange Commission on November ___, 1995

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934


Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Dimensional Visions Group, Ltd.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

    1)   Title of each class of securities to which transaction applies:

    2)   Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4)   Proposed maximum aggregate value of transaction:

    5)   Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

    2)   Form, Schedule or Registration Statement No.:

    3)   Filing Party:

    4)   Date Filed:

                        DIMENSIONAL VISIONS GROUP, LTD.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 28, 1996



Dear Stockholder:


                 An Annual Meeting of Stockholders of Dimensional Visions Group, Ltd. (the "Company") will be held at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103 on February 28, 1996, at 9:00 a.m. (local time) for the following purposes:


                 1.       to elect five directors;

                 2. to ratify the appointment of Gitomer & Berenholz, P.C. as the Company's independent auditors for the current fiscal year;

                 3. to consider and vote upon a proposal to amend the Company's Certificate of Incorporation to authorize additional shares of common and preferred stock of the Company needed to accommodate the exercise of stock warrants and conversion of preferred stock of the Company; and

                 4. to transact such other business that may properly come before the meeting.


                 A copy of the Annual Report for the fiscal year ended June 30, 1995, is enclosed for your information.


                 The Board of Directors has fixed the close of business on January 11, 1996, as the record date for the Annual Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Annual Meeting, and any adjournment or postponement thereof.


                 All stockholders are cordially invited to attend the Annual Meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Annual Meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy, even if you plan to attend the Annual Meeting. The return of the proxy will not affect your right to vote in person if you do attend the Annual Meeting. Executed proxies which contain no direction on the proposals presented will be voted FOR the election of the five nominees to the Board of Directors, FOR the ratification of Gitomer & Berenholz, P.C. as the Company's independent auditors, and FOR the authorization of additional shares of common stock and preferred stock of the Company.


                                           By Order of the Board of Directors,



                                           /s/ Steven M. Peck
                                           -------------------------
                                           Steven M. Peck,
                                           Chief Executive Officer


Dated: February 6, 1996

                                                     PRELIMINARY PROXY STATEMENT


                        DIMENSIONAL VISIONS GROUP, LTD.
                          718 ARCH STREET, SUITE 202N
                       PHILADELPHIA, PENNSYLVANIA  19106


                                PROXY STATEMENT


                 This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dimensional Visions Group, Ltd., (the "Company") for use at the Annual Meeting of the Company's Stockholders to be held at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103 on February 28, 1996 at 9:00 a.m. (local time), and at any adjournment or adjournments of said meeting (the "Meeting"). Proxies are revocable at any time before they are voted by delivering written notice of revocation to the Secretary of the Company prior to or at the Meeting, by filing a duly executed proxy bearing a later date or by voting in person at the Meeting. Unless so revoked, the shares represented by proxies will be voted at the Meeting.



                 The Company intends to mail this Proxy Statement to the Company's Stockholders on or about February 7, 1996.


                 The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and facsimile by officers and regular employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners for whom they own shares.


                 The holders of record of the Company's shares of stock at the close business on January 11, 1996, as listed below, are entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof:


                 1. On January 11, 1996, there were 17,701,098 shares of common stock issued and outstanding. Each share of common stock is entitled to one (1) vote for each matter considered;


                 2. On January 11, 1996, there were 57,250 shares of First Series A Convertible 5% Preferred Stock issued and outstanding. Each share of First Series A Convertible Preferred Stock is entitled to forty (40) votes for each matter considered;


                 3. On January 11, 1996, there were 175,700 shares of Second Series B Convertible 8% Preferred Stock issued and outstanding. Each share of Second Series B Convertible Preferred Stock is entitled to one hundred
(100) votes for each matter considered;

                 4. On January 11, 1996, there were 22,876 shares of Series C Convertible Preferred Stock issued or to be issued and outstanding. Each share of Series C Convertible Preferred Stock is entitled to ten (10) votes for each matter considered;


                 5. On January 11, 1996, there were 32,150 shares of Third Series S Convertible Participating Preferred Stock issued and outstanding. Each share of the Third Series S Convertible Participating Preferred Stock is entitled to one hundred (100) votes for each matter considered; and


                 6. On January 11, 1996, there were 548,879 shares of Fourth Series P Convertible Participating Preferred Stock issued and outstanding. Each share of the Fourth Series P Convertible Participating Preferred Stock is entitled to ten (10) votes for each matter considered.


                 The total number of shares of the Company's securities entitled to vote at the Meeting is 46,493,648.

                 The shares of the Company's stock represented by each properly executed proxy will be voted at the Meeting in the manner specified in such proxy, or, if not specified, will be voted FOR the election of the five nominees to the Board of Directors, FOR the ratification of Gitomer & Berenholz, P.C. as the Company's independent auditors, and FOR the authorization of additional shares of common stock and preferred stock of the Company, and in the discretion of the persons named in the proxy, if granted, on all other matters properly presented to the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all executive officers and directors of the Company as a group, as of January 11, 1996, and their percentage ownership of Common Stock and their percentage voting power.



==============================================================================================================
               Name and Address of                          Amount and Nature of                   Percent
                Beneficial Owners                          Beneficial Ownership(1)                Ownership
--------------------------------------------------------------------------------------------------------------
George S. Smith(2)                                                  6,279,840                          26.3%
3130 Alexis Drive
Palo Alto, California 94304
--------------------------------------------------------------------------------------------------------------
H. Thomas Ferstl(3)                                                 4,165,920                          19.1%
8761 State Street
Millington, MI  48746
--------------------------------------------------------------------------------------------------------------
Avonwood Capital Corporation(4)                                     2,200,800                          11.1%
3 Radnor Corporation Center
Suite 400
Radnor, PA  19087
--------------------------------------------------------------------------------------------------------------
Sean F. Lee(5)                                                      1,678,410                           8.7%
InfoPak, Inc.
8855 N. Black Canyon Highway, Suite 2000
Phoenix, AZ 85021
--------------------------------------------------------------------------------------------------------------
John Arrillaga(6)                                                   1,770,680                           9.1%
1950 Cowper Street
Palo Alto, CA  93401
--------------------------------------------------------------------------------------------------------------
Richard Peery(7)                                                    1,770,680                           9.1%
2200 Cowper Street
Palo Alto, CA  94301
--------------------------------------------------------------------------------------------------------------
James B. Salmon(8)                                                  1,696,160                           9.0%
1525 Lakesite Drive
Birmingham, AL  35235
--------------------------------------------------------------------------------------------------------------
Hans J. Kaemmlein(9)                                                1,731,120                           9.0%
80 Orville Drive
Bohemia, NY 11716
--------------------------------------------------------------------------------------------------------------
Marton & Kjellaug M. Klepp(10)                                      1,350,750                           7.1%
12 Day Road
Armon, NY  10504
--------------------------------------------------------------------------------------------------------------
John L. Miller(11)                                                  1,250,000                           6.6%
Dimensional Visions Group, Ltd.
45 E. Main Street, Suite B
Los Gatos, CA 95030
--------------------------------------------------------------------------------------------------------------
Alejandro & Lida Zaffaroni(12)                                      1,244,190                           6.6%
4005 Miranda Ave., Suite 180
Palo Alto, CA  94304
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Peter L. Jensen(13)                                                 1,111,270                           5.7%
2158 Balboa Avenue
Del Mar, CA  93014
--------------------------------------------------------------------------------------------------------------
Robert & Jacqueline Stibor(14)                                      1,045,380                           5.7%
9016 Thornberry Lane
Las Vegas, NV  89134
--------------------------------------------------------------------------------------------------------------
Steven M. Peck(15)                                                  1,000,000                           5.4%
Dimensional Visions Group, Ltd.
718 Arch Street, 202N
Philadelphia, PA 19106
--------------------------------------------------------------------------------------------------------------
James W. Porter, Jr.                                                      (16)
--------------------------------------------------------------------------------------------------------------
William A. Knegendorf                                                     (16)
--------------------------------------------------------------------------------------------------------------
All executive officers and directors as a group (5 persons)(17)     4,732,810                          21.2%
==============================================================================================================

(1) Except as otherwise indicated, all of the shares are owned beneficially and of record. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) Mr. Smith, the Chairman of the Company's Board of Directors, owns 10,000 shares of the Company's Common Stock and 21,000 shares of the Company's Third Series S Convertible Participating Stock which is convertible into 2,100,000 shares of the Company's Common Stock. Also included in the amount are common stock purchase warrants to purchase 2,669,840 shares of the Company's Common Stock and preferred stock purchase warrants to purchase 15,000 shares of the Company's Second Series B Convertible Preferred 8% Stock which is the equivalent of 1,500,000 shares of the Company's Common Stock.

(3) Mr. Ferstl owns 3,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 120,000 shares of Common Stock, 30,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 3,000,000 shares of Common Stock and 3,592 shares of Series C Convertible Stock which is convertible into 35,920 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 1,010,000 shares of the Company's Common Stock.

(4) Avonwood Capital Corporation owns 3,000 Series S Participating Convertible Preferred Stock convertible into 300,000 shares of Common Stock and 15,080 Fourth Series P Convertible Preferred Stock convertible into 150,800 of Common Stock. Also included in the amount are common stock purchase warrants to purchase 1,750,000 shares of the Company's Common Stock.


(5) Mr. Lee, a Director of the Company and Chief Executive Officer of InfoPak, Inc. owns 152,841 shares of Fourth Series P Convertible Participating Preferred Stock convertible into ten shares of Common Stock for every one share of Fourth Series P Convertible Participating Preferred Stock. Of this amount, 145,841 shares is owned by the Lee Family Partnership of which Mr. Lee is the general partner. Also includes common stock purchase warrants to purchase 150,000 shares of the Company's common stock.

(6) Mr. Arrillaga owns 5,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 200,000 shares of Common Stock, 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,500,000 shares of Common Stock and 2,068 shares of Series C Convertible Stock which is convertible into 20,680 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 50,000 shares of the Company's Common Stock.

(7) Mr. Peery owns 5,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 200,000 shares of Common Stock, 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,500,000 shares of Common Stock and 2,068 shares of Series C Convertible Stock which is convertible into 20,680 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 50,000 shares of the Company's Common Stock.

(8) Mr. Salmon owns 490,000 shares of the Company's Common Stock and 11,500 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,150,000 shares of Common Stock and 616 shares of Series C Convertible Stock which is convertible into 6,160 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 50,000 shares of the Company's Common Stock.


(9) Mr. Kaemmlein owns common stock purchase warrants to purchase 200,000 shares of the Company's Common Stock. Also included are the following, which are held in the name of Software Marketing Corporation, which is solely owned by Mr. Kaemmlein: (a) 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,500,000 shares of Common Stock, and (b) 3,112 shares of Series C Convertible Stock which is convertible into 31,120 shares of Common Stock.


(10) Mr. and Mrs. Klepp jointly own 57,500 shares of the Company's Common Stock and 12,500 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,250,000 shares of Common Stock and 1,825 shares of Series C Convertible Stock which is convertible into 18,250 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 75,400 shares of the Company's Common Stock.


(11) Mr. Miller, an officer of the Company, owns 50,000 shares of the Company's Common Stock, and 3,000 shares of the Company's Third Series S Convertible Participating Preferred Stock which is convertible into 300,000 shares of the Company's Common Stock. Also included in the amount are common stock purchase warrants to purchase 900,000 shares of the Company's Common Stock. Not included are common stock purchase warrants to purchase 2,000,000 shares of the Company's Common Stock, which are being held by the Company in escrow, subject to Mr. Miller meeting certain job performance goals.

(12) Mr. and Mrs. Zaffaroni jointly own 12,200 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,220,000 shares of Common Stock and 2,419 shares of Series C Convertible Stock which is convertible into 24,190 shares of Common Stock.


(13) Mr. Jensen owns 20,000 shares of the Company's Common Stock and 10,500 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,050,000 shares of Common Stock and 1,627 shares of Series C Convertible Stock which is convertible into 16,270 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 25,000 shares of the Company's Common Stock.


(14) Mr. and Mrs. Stibor own directly or jointly 250,000 shares of the Company's Common Stock, 5,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 200,000 shares of Common Stock, 5,000 of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 500,000 shares of Common Stock and 38 shares of Series Convertible Stock which is convertible into 380 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 95,000 shares of the Company's Common Stock.

(15) Mr. Peck, the Company's President and Chief Executive Officer owns common stock purchase warrants to purchase 1,000,000 shares of the Company's Common Stock.

(16) Owned directly by Avonwood Capital Corporation of which Mr. Porter, a Director, is the President, the principal shareholder and sole voting shareholder and of which Mr. Knegendorf, a Director, is a Managing Director, and a shareholder. Includes 3,000 shares of the Company's Third Series S Convertible Participating Preferred Stock which are convertible into 300,000 shares of the Company's Common Stock.
        Includes 15,080 shares of the Company's Fourth Series P Convertible Participating Preferred Stock convertible into 150,800 shares of Common Stock. Also includes common stock purchase warrants to purchase 1,750,000 shares of the Company's Common Stock.


(17) Does not include common stock purchase warrants to purchase in the aggregate 5,569,840 shares of the Company's Common Stock, and warrants to purchase 15,000 shares of the Company's Series B Convertible Preferred 8% Stock which would be convertible into 1,500,000 shares of the Company's Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



FISCAL YEARS 1994 AND 1995



LIQUIDITY AND CAPITAL RESOURCES



        As of June 30, 1995, the Company had a working capital deficiency of $138,013, compared with a working capital deficiency of $85,149 in 1994.
During the period ended June 30, 1995, the Company raised $757,000 through the sale of its promissory notes in private placements and approximately $39,000 through the exercise of warrants. The Company's selling and marketing efforts had been limited until adequate funding was obtained. During the period the Company was taking selected orders based upon availability of inventory used in the production process.



        On April 25, 1995, substantially all of the long term note holders (see
Note 5 of Notes to Consolidated Financial Statements) agreed to defer all interest payments on the notes until the notes mature beginning in fiscal 1997, or upon the consummation of long term financing and/or strategic partner relationship, to convert the notes and accrued interest into 8% Series B Convertible Preferred stock through the exercise of the Series B Redeemable Warrants. As of September 18, 1995, there was approximately $1,942,000 principle amount of long-term notes issued. Management believes that the InfoPak acquisition and the raising of $750,000 through the sale of Common Stock meets the conditions by which conversion of the long-term notes will occur. However, no assurance can be given as to how many of the long-term notes will be converted into Series B Redeemable Warrants.



RESULTS OF OPERATION



        During the fiscal year ended June 30, 1995, the Company began limited production. The net loss for the period was $1,192,332 compared with a net loss of $1,069,642 for the fiscal year ended June 30, 1994. For the period the Company paid consulting fees and expenses of approximately $235,000 which were not related to research and development, and consulting fees of approximately $137,720 relating to research and development. Salaries totaled approximately $243,000 during the period. Other expenses during the period included outside production costs consisting of plastic, printing and separating of approximately $117,000, travel and related expenses of approximately $62,000 and approximately $72,000 for office rent and utilities expenses. Professional fees for the period were approximately $46,000. Interest expense for the period totaled approximately $208,700 which includes $141,200 of accrued interest and $67,500 of additional interest relating to the issuance of warrants.



        Revenues for the period were approximately $135,000. Operational funding needed to fully commence operations, i.e., purchase additional inventory and equipment, offer a variety of DV3D(TM) products, hire additional personnel and maintain good working relationships with third party vendors was not obtained until after the period.



        The Company's independent auditors report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

EVENTS SUBSEQUENT TO JUNE 30, 1995



        The Company has been funding its operations by selling its securities in private placements, short-term borrowing, equipment sales, and accruing compensation to certain employees and consultants.



        Subsequent to June 30, 1995, the Company raised a total of $895,000, through the private placement of its secured notes and Common Stock, which has allowed DVG to commence full operations. The $145,000 secured 10% notes (including (i) warrants to purchase 14,500 shares of Series B Convertible Preferred, each share of which is convertible into 100 shares of the Company's Common Stock, and (ii) warrants to purchase 105,000 shares of the Company's Common Stock) were sold for $145,000. The Company sold 3,000,000 shares of its Common Stock through a Regulation S stock offering for $750,000. At the time the Company initially entered into negotiations for the Regulation S offering, the market price of its common stock ranged between $.40 and $.75 per share. When negotiations were concluded, the market price approximated $1.89 per share, however, the purchasers were unwilling to increase their offered purchase price. As the Company had been attempting to raise funds for a period of time with limited success, the Board of Directors determined that the above offering was still in the best interest of the Company in order to contintue its financial viability. Also, at the time of the offering, the Company anticipated a second funding through the same placement agent at a smaller discount from the market price for an amount considerably more than the above offering. However, the second placement did not occur.



        In September 1995, the Company acquired all of the outstanding capital stock of InfoPak for 500,000 shares of its Series P Convertible Preferred Stock, each share of which is convertible into 10 shares of the Company's Common Stock. For the fiscal year ended December 31, 1994, InfoPak had revenue from sales of $2,199,089, a net loss of $191,617 and a retained earnings deficit at the end of the year of $327,487.



        The Company believes it has sufficient funds to maintain its DVG operations for the balance of the current fiscal year whether or not it generates sales. InfoPak is currently in discussions with a major distributor regarding renegotiation of a distribution agreement. It is possible that InfoPak and the distributor may not reach an agreement. InfoPak has developed an alternative marketing program, which may have the effect of slower sales until the marketing program is developed and fully operational. The Company can give no assurances that it will not need additional funds for InfoPak's operations. The Company intends to seek additional funding to expand both DVG and InfoPak's business to include new products and increased research and development activity. No assurance can be given that the Company will be able to obtain funds sufficient to meeting its capital needs. The Company's outside auditors have qualified their report as to the ability of the Company to continue as a going concern.



THREE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995



RESULTS OF OPERATIONS



During the three months ended September 30, 1995 the net loss was $371,166 compared to a net loss of $281,252 for the three months ended September 30, 1994. During the three month period ended September 30, 1995, the Company had revenues of $213,036 and gross profit of $53,620, compared to revenues of $14,124 and a gross loss of ($3,475) for the comparable period.



InfoPak, from September 12, the date of acquisition, to September 30, 1995, accounted for $198,376 of the Company's revenues and $85,401 of the gross profit for the period ended September 30, 1995. InfoPak was not included with the Company's results for the quarter ended September 30, 1994.



In the third quarter of fiscal year 1995, the Company delivered to a major producer of graphic arts consumer products, a variety of DV3D(TM) print products for test marketing. The tests were completed in the first quarter of fiscal year 1996, and the Company has subsequently received through its major distributor two commercial orders for these DV3D(TM) print products. The first orders totaling $14,660 were delivered in September 1995, and accounted for all of DV3D(TM) sales in the three months ended September 30, 1995. The second order of approximately $225,000 was delivered in November 1995. The Company anticipates further orders from this customer.



During October 1995, the Company successfully completed production of its new lenticular print material, which the Company believes enhances the quality of DV3D(TM) print product.



During fiscal year 1995, the Company had under development a new master lens which is designed to improve the quality of its DV3D(TM) master transparency. Management believes this new master lens, which is currently in the prototype stage, will be available for use in commercial production during the third quarter of fiscal year 1996.



Operating expenses were $356,696 for the three months ended September 30, 1995 compared to $250,525 for the three months ended September 30, 1994. InfoPak's operating expense was $40,230 for the September 30, 1995 period. Engineering and development, marketing and general administrative costs were $59,538, $54,707, and $242,451, respectively for the quarter ended September 30, 1995, compared to $107,725, $34,021, and $108,779 for the quarter ended September 30, 1994. The $48,187 decline (45%) in engineering and development is primarily a result of the Company having substantially completed the engineering of its DV3D(TM) print product. Marketing costs increased $9,370 (27.5%) as a result of the Company's increased efforts supporting its DV3D(TM) print product. General administration expense increased 123% due primarily to professional fees including (I) approximately $39,000 to Avonwood, (ii) approximately $35,000 for legal and audit fees, (iii) approximately $28,500 in increased administrative salaries and expenses, and (iv) approximately $7,500 of increased accounting costs incurred during the period.



Interest expense increased due to the $145,000 of additional outstanding 10% Secured Notes, while interest income increased with the short-term investments of the proceeds of the $675,000 sale of common stock. Amortization of the goodwill incurred in the acquisition of InfoPak was $21,987 for the quarter ended September 30, 1995.



InfoPak, which was acquired by the Company on September 12, 1995, was founded in 1992. InfoPak has developed a system that allows those who use large and cumbersome printed data material an electronic alternative which is easier to use and instantly updateable. The InfoPak(TM) Information System ("InfoPak System"(TM)) was designed to manage voluminous databases that change often and to distribute information to remote locations.



InfoPak currently produces and markets the InfoPak System(TM) to the residential real estate agent marketplace as the InfoPak Portable MLS(TM). The Portable MLS(TM) is currently the only product being sold. The Portable MLS(TM) product is being marketed through four distributors. The MLS product has not generated revenues as expected by InfoPak, nor does InfoPak have any back orders for its product at this time. InfoPak has been unable to successfully renegotiate its present distribution/marketing agreement with its major distributor, and has provided notice to the major distributor of termination of their Distribution Agreements for failure to comply with its terms. The distributor has brought a legal action seeking a preliminary injunction against InfoPak. InfoPak's revenues for the nine months ended September 30, 1995 was approximately $775,000, of which approximately $577,000 was to that distributor. A third party has acquired one of the less significant distributors which should lead to increased sales for InfoPak. These sales are anticipated to offset, substantially, the loss of sales to the major distributor. However, no assurances can be given that the above negotiations will be successfully completed, nor that the anticipated revenues will be achieved.



InfoPak has under development a number of other products. During November 1995, research and development was completed for Small Talk(TM), a computer chip that allows for the recording of voice, as well as a voice chip player, both of which would be produced by a yet to be identified third party. The viability and marketability of the product have not yet been determined.



In October 1995, InfoPak entered into a Letter of Intent with a division of Spectrum Media, Inc. to form a joint venture for a number of newly developed products, including replacement systems for printed directories and delivery systems. The proposed joint venture is subject to due diligence by both companies, the negotiation of a definitive agreement and provisions for the initial funding. No assurance can be given that the transaction will be consummated.



LIQUIDITY AND CAPITAL RESOURCES



On September 30, 1995, the Company had working capital of $78,045, compared to a working capital deficiency of $138,013 on June 30, 1995. During the three month period ended September 30, 1995, the Company raised $675,000 in net proceeds through the sale of common stock to foreign investors, $145,000 through the sale of its promissory notes in a private placement and $800 from the exercise of warrants to purchase common stock. Operating revenues for the three months ended September 30, 1995, totaled $213,036, compared to $14,124 for the three months ended September 30, 1994.



On October 1, 1995, the Company converted $1,757,000 of its secured debt and $228,760 of related accrued interest into unsecured convertible preferred stock.



The Company's current financial position continues to be precarious even though the Company was successful in the recent raising of $675,000. The Company will need additional funding in order to maintain operations and in order to extend the product line and increase the production capacity for its print products. The Company has been funding its operations by selling its securities in private placements, short-term borrowing, sales, and accruing compensation to certain employees and consultants. The Company is currently in discussion with third parties on raising additional funds. The amount of third party funding will depend to some extent on the Company's revenues and cash flow from operations. No assurance can be given that the Company will be able to obtain the additional funds necessary to maintain its existing operations. In the event the Company is not able to secure sufficient funds on a timely basis necessary to maintain its current operations, it may cease all or part of its existing operations or may seek protection under the federal bankruptcy laws.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

                 At the Meeting, five (5) Directors will be elected to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Nominees receiving a plurality of the votes cast will be elected as directors. Unless contrary instructions are indicated, the shares represented by a properly executed proxy will be voted FOR the election of the nominees named below, each of whom presently serves on the Board of Directors of the Company. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as directors. Should any nominee become unavailable to serve as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other nominee as recommended by the Board of Directors.

                                                                 Director
                                                                 --------
Name                                               Age             Since             Position
----                                               ---             -----             --------
George S. Smith (1)(2)                             61               1992             Director, Chairman of the Board of Directors

Steven M. Peck (2)                                 38               1995             Chief Executive Officer, President, Chief
                                                                                     Financial Officer of Company and Director

Sean F. Lee (2)                                    55               1995             Chief Executive Officer, of InfoPak, Inc., and
                                                                                     Director

James W. Porter, Jr.(1)(2)                         46               1995             Director

William A. Knegendorf (1)                          50               1995             Director

-------------------

         1.      Member of the Audit Committee
         2.      Member of the Compensation Committee

         Mr. Smith was appointed Chairman of the Board in April 1992. From April 1992 until September 12, 1995, Mr. Smith served as the Chief Executive Officer of DVG. From 1980 to 1988, Mr. Smith was a Senior Vice-President at Drexel Burnham Lambert. From 1988 to 1990 he was a Senior Vice President at Shearson Leahman Brothers. From September 1990 until April 1992, Mr. Smith was on sabbatical for corrective back surgery. Mr. Smith is an honors graduate in economics with a minor in engineering from San Jose State University.

         Mr. Peck was appointed to his position in September 1995. Prior to his joining the Company, Mr. Peck had been a private investor since March, 1995. From 1986 to March, 1995, Mr. Peck was with the Bachman Company, a snack food manufacturer, as their Director of Marketing. From 1982-1986, Mr. Peck was Director of Marketing at Fleer Corporation, a manufacturer of confectionery, sports/entertainment trading cards and other licensed products. Mr. Peck graduated from the University of North Carolina with a Bachelor of Arts Degree.

         Mr. Lee was appointed a Director in September 1995. Mr. Lee has served as InfoPak's Chief Executive Officer since January 1992. In April 1994, Mr. Lee co-founded and became Chairman of the Board of Directors of Auto X-ray, Inc., a privately held company (diagnostic system for American automobiles). From September 1988 until December 1991, Mr. Lee served as a director, Chief Executive officer and President of Builder's Express, a publicly held company based in San Antonio, Texas which filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in 1991.

         Mr. Porter was appointed to the Board of Directors in August 1995.
Mr. Porter is the President and the principal shareholder of Avonwood Capital Corporation, a venture capital and management consulting firm which Mr. Porter co-founded in January 1995. From April 1990 to August 1994, Mr. Porter was the Chief Executive Officer of OESI Power Corporation, a geothermal energy firm.


         Mr. Knegendorf was appointed to the Board of Directors in September 1995. Since January 1995, Mr. Knegendorf has served as a Managing Director and Chief Financial Officer of Avonwood Capital Corporation. From November 1992 to November 1994, Mr. Knegendorf was the owner and principal of Key Value Systems, a business consulting firm. From 1988 to November 1992, Mr. Knegendorf was the Chief Financial Officer of Clark Capital Management, a registered investment adviser.


         Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

         The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate or limit its directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividend, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation limits its directors' liability to the extent permitted by this statutory provision. The limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

MEETINGS OF THE BOARD OF DIRECTORS


                 The Board of Directors held eight (8) meetings during the last fiscal year and eight (8) meetings since the last fiscal year. The Company established an Audit Committee in September 1995 consisting of George S. Smith, James W. Porter, Jr. and William Knegendorf (Chairman), which has held one (1) meeting. The Company established a Compensation Committee in September 1995, consisting of George S. Smith, Steven M. Peck, Sean F. Lee, and James W. Porter, Jr. (Chairman) which has held one (1) meeting. The Board of Directors does not have a nominating committee.


DIRECTORS' FEES

                 Outside members of the Board of Directors are not paid a fee, but are reimbursed for expenses, for each meeting of the Board of Directors or Committee thereof attended.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

                 Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership of Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that other than as set forth below, all Reporting Persons have complied on a timely basis with all filing requirements applicable to them.


                 Mr. Ferstl was required to file a Form 3 within 10 days of when his beneficial ownership of the Company's Common Stock exceeds 10%. This occurred on December 17, 1992 when he acquired 1,000,000 of his warrants to purchase the Company's Common Stock. As of this date, the Company has no record of his filing a Form 3.


                 Mr. Porter inadvertently filed a Form 3 late in connection with his appointment to the Board of Directors in August 1995.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


                 In July of 1993 Mr. George Smith was granted warrants to purchase 1,000,000 shares of the Company's Common Stock for a five year period at an exercise price of $.15 per share. Also in July 1993, 600,000 warrants to purchase the Company's Common Stock for five years at $.15 per share were issued to Mr. Smith and 687,495 warrants were canceled by the Company at prices ranging between $.4375 and $1.00 per share. Mr. Smith is a consultant to the Company at a current fee of $5,000 per month.


                 On May 12, 1995, Avonwood Capital Corporation ("Avonwood") entered into a Letter of Intent and a Management and Consulting Agreement (collectively the "Agreement"). The Agreement requires Avonwood to assist the Company with financial restructuring, corporate finance negotiations, strategic alliance development, corporate consulting and advisory and arranging of capital as required. For their management and consulting services, the Agreement is renewable annually by mutual agreement except in the event that $1,000,000 of capital is raised then there is an automatic 12 month renewable period, Avonwood receives a fee of $100,000 per year accruing quarterly in arrears and payable when the Company has a pre-tax operating profit for any such quarter, provided that the amount to be paid does not exceed the pre-tax operating profit. As a result of Avonwood's assistance in securing capital for the Company and for its assistance in the acquisition of InfoPak, Inc. ("InfoPak") in September, 1995, (i) the Agreement was extended for an additional year, (ii) the Company paid Avonwood $25,000 of their accrued consulting fee and (iii) issued Avonwood 500,000 warrants to purchase common stock. As additional compensation for each dollar of capital raised, Avonwood will receive warrants to purchase common stock to a maximum of 1,600,000 of which 1,000,000 warrants have been issued and 250,000 were exercised. The warrants are for a five year term with an exercise price of $.15 per share. Avonwood will also be entitled to a maximum of 5% of any capital raised, net of, fees to third parties.


                 Pursuant to the terms of the Agreement, Avonwood, in May 1995, loaned the Company $50,000 and was issued a 9% unsecured promissory note due in November 1998. In connection with the loan, the Company issued warrants to purchase 500,000 shares of Common Stock at $.10 per share exercisable within three and one-half years from issuance and warrants to purchase 50,000 shares of Common Stock at $.01 per share which have been exercised. In September 1995, the Company repaid the loan.

                 The Agreement provides that at Avonwood's expense, the Company would register up to 1,000,000 shares of Common Stock upon the exercise of any of the warrants. In May 1995, Avonwood exercised warrants to purchase 300,000 shares of Common Stock for $38,000. In August 1995, Avonwood converted these shares of Common Stock into the Company's Series S Convertible Preferred Stock.


                 Avonwood also has a consulting agreement with InfoPak dated May 13, 1995. Under the terms of the consulting agreement, Avonwood is paid $2,500 per month and is paid a success fee for sales and marketing performances. Pursuant to the terms of the consulting agreement Avonwood will be paid (i) a sum equal to 5% of the incremental gross revenues generated by any relationship which Avonwood introduces to InfoPak, (ii) 5% of the incremental gross revenue generated by the successful negotiations between an existing or potential client of InfoPak where Avonwood has been authorized by InfoPak to so become involved, (iii) 5% success fee on all negotiations resulting in a cash payment to InfoPak in which Avonwood is involved and (iv) 5% of the incremental gross revenue generated by InfoPak benchmarked to the date of the consulting agreement, net of existing relationships but including those existing relationships that InfoPak has given written permission for Avonwood to negotiate. Items (ii) and (iii) have an infinite life. The term of the agreement is automatically renewable on an annual basis unless canceled by either party in writing at least 60 days prior to the renewal date in May 1996. The consulting agreement also provided that Avonwood received 3% of InfoPak's fully diluted outstanding stock.



                 Mr. James W. Porter, Jr., a Director, is the President, principal and sole voting shareholder of Avonwood Capital Corporation, of which Mr. William A. Knegendorf, a Director, is a Managing Director and a shareholder.

                 Mr. Sean F. Lee has an employment agreement with InfoPak, a wholly owned subsidiary of the Company. The term of the agreement is three years ending in September 1998. Mr. Lee's base compensation is $100,000 per year. Mr. Lee is also entitled to participate in InfoPak's Bonus Plan. The Bonus Plan is set at 10% of InfoPak's pre-tax profits. Fifty percent of the Bonus Plan is set aside for target management compensation. Mr. Lee's target compensation is $300,000 per year and his percentage of the 50% is 62%. The other 50% of the Bonus Plan is set aside for all InfoPak employees, including management. Pursuant to the Agreement, Mr. Lee was appointed to the Company's Board of Directors and the Company is required to nominate Mr. Lee to continue to serve on the Board of Directors during the term of the Agreement. Mr. Lee also received 7,000 shares of the Company's Series P Convertible Preferred
Stock as a signing bonus.    Each share of the Series P Convertible Preferred
Stock is convertible into 10 shares of the Company's Common Stock.


                 In September 1995, Mr. Lee and his spouse as a creditor of InfoPak cancelled a promissory note in the amount of $170,039 in exchange for 13,702 shares of the Company's Series P Convertible Preferred Stock. In October 1995, Mr. Lee was granted common stock purchase warrants to purchase 150,000 shares of the Company's common stock. The warrants are for a five year period with an exercise price of $.15 per share.


                 Mr. Lee is a party to an Asset Purchase Agreement dated September 6, 1995, between InfoPak, Mr. Lee and two other executive officers of InfoPak. Pursuant to the terms of the Agreement Mr. Lee and the other InfoPak executives sold certain digital sound device technology to InfoPak in return for a royalty of 3% (1% to each seller) of the net revenue per quarter from any sales of the device. Net revenue is defined in the Agreement to be gross revenues from the sale or license of the technology less returns. The term of the Agreements is the earlier of seventeen years or for the term of any patent that may be issued on the technology.

                 Mr. John L. Miller, an officer of the Company, has an agreement with the Company whereby he has been granted 2,000,000 warrants in July 1993 to purchase the Company's common stock at $.15 per share for a five year period and will vest upon the completion of certain technical and production benchmarks. Mr. Miller was also issued 100,000 warrants to purchase the Company's Common Stock in July of 1993 at $.15 per share exercisable over a
five year period.   Additionally, Mr. Miller owns 50,000 shares of the
Company's Common Stock, valued at $.10 per share, which were granted in January of 1995 as a bonus. In August 1995, Mr. Miller converted 300,000 shares of the Company's Common Stock (which were granted in January 1994 in lieu of $30,000 of accrued compensation) into the Company's Series S Participating Convertible Preferred Stock. Mr. Miller's current compensation is $6,000 per month, of which $1,000 is being deferred until the Company has a positive cash flow.


                 Mr. Steven M. Peck was issued warrants to purchase 1,000,000 shares of the Company's Common Stock in September 1995 at an exercise price of $.25 per warrant with a term of five years as a condition of his employment. In December 1995, the Company and Mr. Peck entered into an employment agreement. The agreement which is effective January 1, 1996, is for a three year term, with a base salary of $125,000 per year. Such base salary shall be subject to increases by the Board of Directors upon annual review.

INDEPENDENT PUBLIC ACCOUNTANTS



On February 17, 1995, the Company notified its independent auditors, Rudolph Palitz, that they were dismissed. Also, on February 17, 1995, the Company engaged Gitomer & Berenholz, P.C. as its independent auditors.



Rudolph Palitz performed no auditing work for the Company. There was no disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of such disagreement.



The Company has authorized Rudolph Palitz to respond fully to any inquiries of the Company's successor accountant.



The determination to change accountants was unanimously approved by the Company's Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth the total compensation earned by or paid to the named executive officer by the Company for the fiscal year ended June 30, 1995.


====================================================================================================================
                                                                                        LONG TERM COMPENSATION
                            ----                                              --------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS               PAYOUTS
                            ========================================================================================================
                                                                  OTHER       RESTRICTED     SECURITIES                  ALL OTHER
                                                                  ANNUAL         STOCK       UNDERLYING       LTIP      COMPENSATION
                            YEAR   SALARY ($)    BONUS ($)     COMPENSATION   AWARDS ($)    OPTIONS/SARs     PAYOUTS        ($)
                                                                   ($)                           (#)           ($)
------------------------------------------------------------------------------------------------------------------------------------
George S. Smith             1995       $0          $5,000      $107,138(2)        $0               -0-         $0            $0
(Former Chief Executive
Officer)(1)
====================================================================================================================================


(1)      Mr. George S. Smith resigned as Chief Executive Officer in September
         1995.
(2) Represents $31,099 of travel expenses, 16,039 of living expenses and consulting fees of $60,000. Does not include $36,000 of consulting fees accrued in fiscal year 1995.

====================================================================================================================

                                            OPTIONS/SAR GRANTS IN THE FISCAL YEAR 1995

--------------------------------------------------------------------------------------------------------------------

                                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------
                                              NUMBER OF            % OF TOTAL
                                              SECURITIES          OPTIONS/SARs           EXERCISE
                                              UNDERLYING          GRANTED TO                OR
                                             OPTION/SARs          EMPLOYEES IN          BASE PRICE        EXPIRATION
         NAME                  YEAR           GRANTED(#)          FISCAL YEAR            ($/Share)           DATE
--------------------------------------------------------------------------------------------------------------------
George S. Smith,
(Former Chief Executive
Officer)(1)                    1995             -0-                   -0-                   -0-              -0-
--------------------------------------------------------------------------------------------------------------------

====================================================================================================================


(1)      Mr. Smith resigned as Chief Executive Officer in September 1995.

===================================================================================================================================

                      AGGREGATED OPTIONS/SAR EXERCISES IN THE FISCAL YEAR 1995 AND FY- END OPTION/SAR VALUES

===================================================================================================================================

                                                                                                                Value of
                                   Shares                              Number of Securities                    Unexercised
                                  Acquired                    Underlying Unexercised Options/SARs at    In-the-Money Options/SARs
                                     on                                     FY-End (#)                        at FY-End($)
         Name            Year   Exercise(#)   Value Realized       Exercisable/Unexercisable(1)        Exercisable/Unexercisable(1)
===================================================================================================================================
George S. Smith          1995        $0             $0                  2,669,840(E)/O(U)                       $693,135
(Former Chief Executive
Officer)(1)
===================================================================================================================================



(1)      Mr. Smith resigned as Chief Executive Officer in September 1995.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Gitomer & Berenholz, P.C. as the independent auditors to examine the Company's financial statements for fiscal year 1996. The Board of Directors unanimously recommends that the stockholders vote FOR such ratification.


Vote Required for Approval

         The affirmative vote of holders of a majority of the outstanding shares of the Company's voting stock is required in order to approve this proposal. If the stockholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors upon recommendation of the Audit Committee.

         Representatives of Gitomer & Berenholz, P.C. are expected to attend the meeting and will have the opportunity to make a statement if they so choose and to respond to appropriate questions.

                                   PROPOSAL 3

               AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK
                              AND PREFERRED STOCK


BACKGROUND


                 As of the date of this Proxy Statement, the Company has 2,033,902 shares of authorized but unissued or not reserved shares of Common Stock. However, as of the date of this Proxy Statement, the Company has, issued and outstanding, the following warrants and convertible preferred stock, which if exercised or converted, as the case may be, require the issuance of Common Stock substantially in excess of the current authorized Common Stock of the Company:


                 1. Fifty-two thousand two hundred and fifty (52,250) shares of First Series A Convertible 5% Preferred Stock, at $.001 par value per share, 100,000 shares authorized, convertible into common stock at the rate of forty (40) shares of common stock for each share of the First Series A Convertible Preferred Stock;


                 2. Twenty-two thousand five hundred (22,500) preferred stock purchase warrants to purchase the Company's Second Series B Convertible 8% Preferred Stock. Each share of the Second Series B Convertible Preferred Stock is convertible at the rate of one hundred (100) shares of common stock;


                 3. One hundred seventy-five thousand seven hundred (175,700) shares of Second Series B Convertible 8% Preferred Stock, at $.001 par value per share, 200,000 shares authorized, convertible at the rate of one hundred (100) shares of common stock for each share of Second Series B Convertible Preferred Stock;



                 4. Twenty-two thousand eight hundred seventy-six (22,876) shares of Series C Convertible Preferred Stock, at $.001 par value per share, 1,000,000 shares authorized, convertible at the rate of ten (10) shares of common stock for each share of Series C Convertible Preferred Stock;



                 5. Five hundred forty-eight thousand eight hundred seventy-nine (548,879) shares of Fourth Series P Convertible Participating Preferred Stock at $.001 par value per share, 600,000 authorized convertible at the rate of ten (10) shares of common stock for each share of Series P Convertible Participating Preferred Stock.



                 6. Thirty-two thousand one hundred and fifty (32,150) shares of Third Series S Convertible Participating Preferred Stock, at $.001 par value per share, 50,000 shares authorized, convertible at the rate of one hundred (100) shares of common stock for each share of Third Series S Convertible Participating Preferred Stock;

                 7. Seventeen million nine hundred sixty six thousand ninty eight (17,966,098) fully paid and non-assessable common stock purchase warrants.



                          The total number of shares of common stock which
would be outstanding assuming all of the warrants and convertible preferred stock were to be exercised or converted is 66,597,212.



                          The Company's one million eight hundred and thirteen
thousand one hundred and sixty-nine (1,813,169) Class B Redeemable Common Stock Purchase Warrants exercisable into three million eight hundred and seven thousand six hundred and fifty-five (3,807,655) shares of the Company's Common Stock expired on December 8, 1995.


                 The Company's First Series A Convertible 5% Preferred Stock and the Company's Second Series B Convertible 8% Preferred Stock were issued through private placements for the purpose of increasing the capital of the Company. The Series C Convertible Preferred Stock was issued to certain holders of the Company's secured notes in lieu of accrued interest. The Third Series S Convertible Participating Preferred Stock was issued to certain stockholders consisting mainly of officers and directors of the Company in exchange for such stockholders' shares of common stock. Such common stock was then sold on September 5, 1995 for the purpose of raising additional capital. The Fourth Series P Convertible Participating Preferred Stock was issued to InfoPak, shareholders in exchange for all of the outstanding capital stock of InfoPak, on September 12, 1995. Certain financial information with regard to the acquisition of InfoPak is set forth in Appendix I.

                 To accommodate the future exercise of the warrants and/or conversion of the convertible preferred stock described above, at the Meeting, the stockholders will vote on a proposal to amend the Company's Certificate of Incorporation to authorize in the aggregate 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

                 The Company has not entered into any agreement regarding the issuance of a significant number of additional shares other than as described above and does not have any other present intention to issue any of the additional shares of common stock or preferred stock to be authorized. However, the Company intends to seek additional funding and/or other business ventures which would require the issuance of the Company's securities.


DESCRIPTION OF PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

                 To effect the proposed amendment to the Company's Certificate of Incorporation to authorize in the aggregate 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, Article FOURTH of the Certificate of Incorporation would be amended to provide as follows:

                                  The total number of shares of stock which the corporation shall have authority to issue is One Hundred and Ten Million

                                  (110,000,000), consisting of Ten Million
                                  (10,000,000) shares of Preferred Stock, all of the par value of ($.001), and One Hundred Million (100,000,000) shares of Common Stock, all of a par value of ($.001).


INCREASE IN AUTHORIZED SHARES OF COMMON STOCK


         General. The Company is presently authorized to issue 20,000,000 shares of common stock, par value $.001 per share. Of such number, 17,701,098 shares were issued and outstanding at January 11, 1996. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of common stock from 20,000,000 to 100,000,000. Such additional authorized shares of common stock will have no preemptive rights. No further vote of the stockholders will be required to issue such additional shares of authorized common stock.


INCREASE IN AUTHORIZED SHARES OF PREFERRED STOCK


         General. The Company is authorized to issue 2,000,000 shares of preferred stock, par value $ .001 per share. Of such number, 836,855 shares were issued and outstanding at January 11, 1996. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of preferred stock from 2,000,000 to 10,000,000. No further vote of the stockholders will be required to issue such additional shares of authorized preferred stock.


         Under Delaware law and under the terms of the Certificate of Incorporation, the Company's preferred stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the preferred stock, and, if it decided to, may fix for each series, without further stockholder approval, (1) the rate of the dividend, (2) the price at which and the terms and conditions on which shares may be redeemed, (3) the amount payable upon shares in the event of voluntary or involuntary liquidation, (4) sinking fund provisions, if any, for the redemption of the Company or purchase of shares, (5) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, and (6) voting rights, if any.

         The Board of Directors may fix the number of votes to which each share of preferred stock is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the terms or voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock or other preferred stock.

         It is not possible to state the actual effect of the authorization of the preferred stock or other classes of stock upon the rights of holders of common stock until the Board of Directors determines the respective rights of the holders of one or more series of the preferred stock. However, such effects might include without limitation: (a) restrictions on dividends on common stock if preferred stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the preferred stock are in arrears; (b) substantial dilution of the voting power of the common stock to the extent that the preferred stock has voting rights or to the extent that any preferred stock is given conversion rights into common stock; and (c) the holders of common stock not being entitled to share in the Company's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the preferred stock, which the Board of Directors can set at its discretion. The Board of Directors could also authorize holders of the preferred stock to vote, either separately as a class or with the holders of common stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Shares of preferred stock could also be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of the Company.

         In addition, the Company may be affected to the extent that preferred stock is issued which is, by its terms, redeemable, either at the option of the Company or the holder of preferred stock, in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Company upon redemption of the preferred stock will be the redemption price fixed for the shares of each series by the Board of Directors and may also include payment of all accumulated and unpaid dividends. There are many other potential effects not mentioned here.


POTENTIAL ANTI-TAKEOVER EFFECTS OF INCREASE IN AUTHORIZED CAPITAL STOCK

         The Board of Directors is not aware of any attempts to takeover or effect a change in control of the Company. As such, the proposed amendment to the Certificate of Incorporation increasing the authorized capital stock of the Company is not the result of a specific effort by the Board of Directors to thwart any known takeover attempts. Nonetheless, the increase in the authorized shares could be used to impede a takeover attempt since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company.

         Any provision which discourages the acquisition of Company stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (I) provides for greater stability and continuity of management,
(ii) protects stockholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquirer seeking to obtain control in order to break up and auction off the Company's component parts or otherwise act in non-beneficial ways with respect to the Company or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Company's stockholders. Moreover, the adoption of the proposed amendments to the Certificate of Incorporation may have the effect of assisting the Company's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

GENERAL EFFECT OF APPROVAL OF ADDITIONAL COMMON STOCK AND PREFERRED STOCK

         Dilution of Voting Power. The approval of additional common stock and preferred stock will have the effect of diluting the voting power of the stockholders entitled to vote only to the extent the warrants described in the Background Section above are exercised. The conversion of existing preferred stock into the additional shares of common stock of the Company have no effect on the voting power of the stockholders of the Company because the preferred stockholders are currently entitled to vote in the same ratio that such preferred stockholders' shares would be converted into common shares of the Company.

         Dilution of Dividend Rights. To the extent that the warrants described in the Background Section are exercised, the Second Series B Convertible Preferred Stock shareholders right to dividends will be diluted in proportion to any increase in the number of issued Second Series B Convertible Preferred Stock resulting from the exercise of such warrants.


         The Board of Directors unanimously recommends that stockholders vote FOR this proposal at the Meeting.



VOTE REQUIRED FOR APPROVAL

         The affirmative vote of the holders of a majority of the outstanding shares of the Company's voting stock is required for the adoption of the proposed amendment to the Certificate of Incorporation authorizing additional shares of common stock and preferred stock.




                             ADDITIONAL INFORMATION
                                 OTHER MATTERS

                 The Board of Directors does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, it is intended that proxies solicited will be voted on any matters that may properly come before the Meeting in the discretion of the persons named in the proxy.

                           1996 STOCKHOLDER PROPOSALS

                 In order for stockholder proposals for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its executive offices, located at 718 Arch Street, Suite 202N, Philadelphia, Pennsylvania 19106, on or before July 1, 1996.


                 The Company's audited financial statements for 1994 and 1995 are incorporated by reference from the Company's 1995 Annual Report.


+

                                   APPENDIX I




A.       InfoPak, Inc.'s audited financial statements for 1994 and 1993.



B. InfoPak, Inc.'s unaudited financial statements for the six months ended June 30, 1995.




C.       Dimensional Visions Group, Ltd. Pro Forma Consolidated Statement of
         Operation.

                                 INFOPAK, INC.


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                     YEARS ENDED DECEMBER 31, 1994 AND 1993





        BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                                    CONTENTS


                                                                                    Page
                                                                                   ------
Independent auditors' report                                                          1

Financial statements
         Balance sheet                                                                2
         Statements of operations and deficit                                         3
         Statements of cash flows                                                     4
         Notes to financial statements                                              5-8





          BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                  [BILLER, FRITH-SMITH & ARCHIBALD LETTERHEAD]





To the Board of Directors
Infopak, Inc.
Phoenix, Arizona


                          INDEPENDENT AUDITORS' REPORT


We have audited the accompanying balance sheet of Infopak, Inc., as of December 31, 1994, and the related statements of operations and deficit, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infopak, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.



Biller, Frith-Smith & Archibald

Tarzana, California
May 4, 1995

                                                                               2
                                 INFOPAK, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1994




                                    ASSETS
                                    ------

Current assets
         Cash                                          $  74,093
         Accounts receivable, net of
           allowance for doubtful
           accounts of $15,000                           129,612
         Notes and other receivables                      56,950
         Inventory                                       259,982
                                                       ---------
                   Total current assets                  520,637
                                                       ---------

Property, equipment and development costs
  net of accumulated depreciation                        118,838
                                                       ---------
Deposits                                                   1,140
                                                       ---------
                                                       $ 640,615
                                                       =========



                   LIABILITIES AND STOCKHOLDERS' DEFICIT
                   -------------------------------------


Current liabilities
         Accounts payable                              $  42,409
         Accrued payroll                                  26,476
         Accrued payroll taxes                            24,025
         Accrued interest                                 47,425
         Commissions payable                              31,924
         Royalties payable                               179,028
         Current portion of long-term debt               175,000
                                                       ---------
                   Total current liabilities             526,287
                                                       ---------
Long-term liabilities                                    527,894
                                                       ---------
Stockholders' deficit
         Common stock, $.01 par value,
           40,000,000 shares authorized,
           5,071,131 shares issued and
           outstanding                                    50,711
         Deficit                                        (464,277)
                                                       ---------
                   Total stockholders' deficit          (413,566)
                                                       ---------
                                                       $ 640,615
                                                       =========





  See accompanying accountants' audit report and notes to financial statements

                                                                               3
                                 INFOPAK, INC.
                      STATEMENTS OF OPERATIONS AND DEFICIT
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





                                                           1994                    1993
                                                       ------------            ------------
Revenue from sales                                     $  2,199,089            $  3,493,402
Cost of goods sold                                        1,457,054               2,300,138
                                                       ------------            ------------
Gross profit                                                742,035               1,193,264
                                                       ------------            ------------
Selling and marketing expenses                              631,908                 803,871
General and administrative                                  243,437                 286,177
                                                       ------------            ------------
                                                            875,345               1,090,048
                                                       ------------            ------------
(Loss) income before taxes and other expenses              (133,310)                103,216
Interest expense                                             33,436                  15,399
                                                       ------------            ------------
(Loss) income before income taxes                          (166,746)                 87,817
Provision for income taxes                                        -                    -
                                                       ------------            ------------
Net (loss) income                                          (166,746)                 87,817
Deficit, beginning of year                                 (297,531)               (385,348)
                                                       ------------            ------------
Deficit, end of year                                   $   (464,277)           $   (297,531)
                                                       ============            ============





                  See accompanying accountants' audit report
                       and notes to financial statements

                                                                               4
                                 INFOPAK, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993






                                                                   1994                                   1993
                                                                ------------                           ------------
Cash flows from operating activities:
   Net (loss) income                                             $  (166,746)                         $     87,817
   Adjustments to reconcile net (loss) income
    to net cash used in operating activities:
   Depreciation and amortization                                      48,069                                43,000
   Changes in assets and liabilities:
                 Notes and other receivables                         355,243                              (499,355)
                 Supplies and samples                                  1,119                                (1,119)
                 Inventory                                          (259,982)                                    -
                 Prepaid expenses                                          -                                 1,746
                 Deposits                                                  -                                   390
                 Accounts payable                                     26,220                               (21,767)
                 Accrued expenses                                     26,483                               267,114
                                                                 -----------                          ------------
   Net cash provided by operating activities                          30,406                              (122,174)
                                                                 -----------                          ------------
Cash flows from investing activities:
   Cash purchases of property and equipment                          (11,235)                              (22,038)
                                                                 -----------                          ------------
   Net cash used in investing activities                             (11,235)                              (22,038)
                                                                 -----------                          ------------
Cash flows from financing activities:
   Proceeds from employee loans                                            -                                64,074
   Proceeds from notes payable                                        28,655                               107,136
   Repurchase of common stock                                         (5,155)                                    -
   Issuance of common stock                                                -                                 5,866
                                                                 -----------                          ------------
   Net cash provided by financing activities                          23,500                               177,076
                                                                 -----------                          ------------
Net increase in cash                                                  42,671                                32,864
Cash, beginning of year                                               31,422                                (1,442)
                                                                 -----------                          ------------
Cash, end of year                                                $                                    $     31,422
                                                                 ===========                          ============
Supplemental disclosure of cash flows informatio
   Cash paid during the period for:
           Interest                                              $    21,802                          $          -
                                                                 ===========                          ============
           Income taxes                                          $         -                          $          -
                                                                 ===========                          ============

 See accompanying accountants' audit report and notes to financial statements

                                                                               5
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         Line of busines

         The Company designs and manufactures products in the hand held personal computer industry.


         Property and equipment and depreciation

         Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                 Machinery and equipment                            3 - 5 years
                 Furniture and fixtures                             3 - 5 years
                 Development costs                                      5 years

         Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.


         Income taxe

         The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-Corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.


2.       NOTES AND OTHER RECEIVABLES

         During the year ended December 31, 1994, the Company did not advance any additional funds to employees/shareholders. The amounts are recorded as notes receivable from the employees/shareholders with interest calculated annually at 6% and not to exceed specified amounts. Repayment is to begin when certain conditions are met.

                                                                               6
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





3.       INVENTORY

         Inventory consists of finished goods.


4.       PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

         Property, equipment and development costs consist of the following:

                                                                         Accumulated     Net Book
                                                               Cost      Depreciation      Value
                                                            ----------   ------------   -----------
                 Machinery                                  $   21,926   $     10,593   $    11,333
                 Furniture and fixtures                          1,994          1,701           293
                 Software development                            8,469          4,188         4,281
                 Hardware development                          198,009         95,078       102,931
                                                            ----------   ------------   -----------
                                                            $  230,398   $    111,560   $   118,838
                                                            ==========   ============   ===========


         Depreciation expense for the years ended December 31, 1994 and 1993 were $48,069 and $43,000, respectively.


5.       LONG-TERM DEBT

         Long-term debt consists of the following:


         Notes payable, unsecured, with monthly
         payments including interest at 8%,
         commencing when the Company becomes
         profitable on a tax basis.                              $   281,434

         Loan payable, unsecured, due on demand,
         non-interest bearing.                                       175,000

         Loans payable, employees, unsecured, with
         monthly payments including interest at 6%,
         commencing when the Company becomes
         profitable on a tax basis.  No payments
         were made during 1994.                                      246,460
                                                                 -----------
                                                                     702,894
         Current maturities                                          175,000
                                                                 -----------
                                                                 $   527,894
                                                                 ===========

                                                                               7
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





5.       LONG-TERM DEBT (continued)

         Future maturities of long-term debt are as follows:


                   Year Ending December 31,
                   ------------------------
                           1995                                        $175,000
                          Thereafter                                    527,894
                                                                    -----------
                                                                       $702,894
                                                                    ===========

6.       COMMON STOCK

         The Company repurchased 515,464 shares of common stock during 1994 for a total of $6,008.97. The stock was retired and is available for issuance at a latter date.


7.       INCOME TAXES

         The Company has a tax liability to the state of Arizona for the minimum state income tax of $50 for each of the years ended December 31, 1994 and 1993. There is no federal income tax due to the Company being a subchapter "S" corporation (Note 1). The amount of the liability is immaterial and not accrued in the financial statements.


8.       COMMITMENTS AND CONTINGENCIES


         Lease

         The Company has a month to month, noncapitalized operating lease for its premises.


         Royalty agreement

         The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1994 and 1993.

                                                                               8
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





8.       COMMITMENTS AND CONTINGENCIES (continued)


         Bonus plans

         The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of May 4, 1995, there have been no bonuses paid.


         Income taxe

         The Company has a net operating loss carryover which is available if the Company reverts to a "C" corporation. The net operating loss expires in 2008.


         Long term deb

         In 1994 the notes payable were renegotiated to begin payments after the Company becomes profitable on a tax basis. (See note 6)


9.       SUBSEQUENT EVENTS


         Long term deb

         Subsequent to the balance sheet date, a potential investor requested the return of his initial deposit for the purchase of stock. Due to this the stock purchase deposit has been reclassified as a loan payable. (Note 5)

                                INFOPAK, INC.
                                BALANCE SHEET
                                JUNE 30, 1995
                                 (Unaudited)
                                    ASSETS
                                  ---------


Current assets
   Cash                                                   $  357,961
   Accounts receivable, trade net of allowance
   for doubtful accounts $15,000                              68,820
   Inventory                                                 116,896
                                                          ----------
   Total current assets                                      543,677
                                                          ----------
Property and equipment, net of
   accumulated depreciation of $135,172                       96,547
                                                          ----------
Deposits                                                       1,140
                                                          ----------
                                                          $  641,364
                                                          ==========

                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
   Current portion of long-term debt                      $  175,000
   Accounts payable, accrued expenses and other
     liabilities                                             133,058
   Royalties payable                                         201,132
                                                          ----------
                                                             509,190
                                                          ----------
Long term debt, net of current portion                       467,201
                                                          ----------
Stockholders' deficiency
   Common stock, $.01 par value, 40,000,000 shares
      authorized, 5,206,131 shares issued and outstanding     52,061
   Additional paid-in capital                                248,650
   Deficit                                                  (635,738)
                                                          ----------
                                                            (335,027)
                                                          ----------
Total liabilities and stockholders' deficiency            $  642,364
                                                          ==========

                       See notes to financial statements.

                                 INFOPAK, INC.
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

                                   Operating revenue                                              $   558,590
                                   Cost of goods sold                                                 325,693
                                                                                                  -----------
                                   Gross profit                                                       232,897
                                                                                                  -----------
                                   Operating expenses
                                      Engineering and development                                     124,574
                                      Marketing                                                        70,588
                                      General and administration                                      199,473
                                                                                                  -----------
                                   Total operating expenses                                           394,635
                                                                                                  -----------
                                   Loss before interest expense                                     (161,738)
                                   Interest expense, net                                                9,723
                                                                                                  -----------
                                   Net loss                                                       $ (121,461)
                                                                                                  ==========





                       See notes to financial statements.

                                 INFOPAK, INC.
                            STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

              Cash flow from operating activities
                 Net loss                                                                      $ (171,461)
                 Adjustments to reconcile net loss to net cash used in
                   operating activities
                     Depreciation and amortization                                                 23,612
                     Changes in assets and liabilities
                        Accounts receivable, trade                                                 60,792
                        Inventory                                                                 143,086
                        Accounts payable, accrued expenses and
                           other liabilities                                                      (39,201)
                        Royalties payable                                                          22,104
                                                                                               ----------
                 Net cash provided by operations                                                   38,932
                                                                                               ----------
              Cash flow from investing activities
                 Purchase of equipment                                                             (1,321)
                                                                                               ----------
                 Net cash used in investing activities                                             (1,321)
                                                                                               ----------
              Cash flow from financing activities
                 Reduction of long-term debt                                                       (3,743)
                 Sale of common stock                                                             250,000
                                                                                               ----------
                 Net cash provided by financing activities                                        246,257
                                                                                               ----------
              Net increase in cash                                                                283,868
              Cash, beginning of period                                                        $   74,093
                                                                                               ----------
              Cash, end of period                                                              $  357,961
                                                                                               ==========
              Supplemental disclosure of cash flows information
                Cash paid during the period for
                  Interest                                   $       -
                                                             =================
                  Income taxes                               $       -
                                                             =================

                       See notes to financial statements.

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of presentation of interim financial statements

         In the opinion of management, the interim financials statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the six months ended June 30, 1995. The current period results of operations are not necessarily indicative of results which ultimately will be reported for year ending December 31, 1995.

         Line of busines

         The Company is in the business of manufacturing and marketing hardware and software information and recordable microchip and audio playback systems and method products and programs.

         Property and equipment and depreciation

         Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                 Machinery and equipment           3 - 5 years
                 Furniture and fixtures            3 - 5 years
                 Development costs                     5 years

         Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.

         Income taxe

         The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.

         Effective June 1, 1995, the Company, as a result of a sale of common stock to a foreign shareholder was no longer eligible to be taxed as a S-corporation, accordingly, from that date, the Company will be taxed as a C-corporation.

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


Note 2.  INVENTORY

         Inventory consists of finished goods.

Note 3.  PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

         Property, equipment and development costs consist of the following:

                 Machinery                           $  22,804               $13,320          $ 9,484
                 Furniture and fixtures                  1,994                 1,894              100
                 Software development                    8,913                 5,079            3,833
                 Hardware development                  198,009               114,879           83,130
                                                      --------               -------           ------
                                                      $231,719              $135,172          $96,547
                                                      ========              ========          =======

         Depreciation expense for the six months ended June 340, 1995 was $23,612.

Note 4.  LONG-TERM DEBT

         Long-term debt consists of the following:

         Notes payable, unsecured, with monthly payments including
           interest at 8%, commencing when the Company becomes
           profitable on a tax basis.                                                 $281,434
         Loan payable, unsecured, due on demand, non-interest
           bearing.                                                                    175,000
         Loans payable, employees, unsecured, with monthly
           payments including interest at 6%, commencing when
           the Company becomes profitable on a tax basis.                              185,767
                                                                                      --------

                                                                                       642,201

         Current maturities                                                            175,000
                                                                                      --------

         Future maturities of long-term debt are as follows:


                          Year Ending June 30,
                          --------------------
                          1995                     $175,000
                          Thereafter                467,201
                                                   --------
                                                   $642,201
                                                   ========

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


Note 5.  COMMON STOCK

         On June 1, 1995, the Company sold 135,000 shares for $250,000 to a foreign investor.

Note 6.  COMMITMENTS AND CONTINGENCIES

         Lease

         The Company has a month-to-month, non-capitalized operating lease for its premises.

         Royalty Agreement

         The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1995.

         Bonus plans

         The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of June 30, 1995, there have been no bonuses paid.

Note 7.  SUBSEQUENT EVENTS

         On September 12, 1995, the shareholders of the Company exchanged all of their outstanding stock for shares in Dimensional Visions Group, Ltd. Certain liabilities were excluded from the merger transaction and were canceled by the Company as follows:

                 Commissions payable                $ 31,924
                 Royalties payable                   210,132
                 Loans payable, employees            151,884
                                                    --------
                                                    $384,940
                                                    ========

         In addition, notes payable of $281,434 and accrued interest of $65,379 due to certain shareholders of InfoPak, Inc. were canceled and Dimensional Visions Group, Ltd. Issued 31,379 shares of its stock in exchange for the cancellation of the obligations.

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


The pro forma consolidated balance sheet is presented to show the financial position of Dimensional Visions Group, Ltd. (Company) as if the acquisition of InfoPak, Inc. had occurred on June 30, 1995, and the pro forma consolidated statement of operations as if the acquisition of InfoPak, Inc. had occurred on July 1, 1994, using the assumptions and adjustments described in the accompanying notes.

These pro forma consolidated financial statements have been prepared for comparative purposes only, and do not purport to indicate what necessarily would have occurred had the acquisition been completed since inception, or what results may be in the future. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes, as presented in the 1995 Annual Form 10-KSB/A for the year ended June 30, 1995.

On September 12, 1995, the Company acquired all of the outstanding capital stock of InfoPak, Inc., pursuant to a merger agreement dated September 6, 1995. The Company issued 500,000 shares of Series P Convertible Preferred Stock valued at $1,250,000 and the issuance of an additional 31,379 shares of Series P Convertible Preferred Stock relating to the cancellation of Notes and accrued interest of InfoPak, Inc. and 17,500 shares of Series P Convertible Preferred Stock relating to certain employees and a consultant of InfoPak, Inc.

                     DIMENSIONAL VISIONS GROUP, LTD. AND
                            SUBSIDIARIES PRO FORMA
                          CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1995
                                 (Unaudited)
                                    ASSETS

                                                                                          Pro Forma
                                                                       Historical        Adjustments         Pro Forma
                                                                       ----------        -----------         ---------
           Current assets
              Cash and cash equivalents                                $ 227,972         $  275,632(1)       $  503,604
              Receivables
                 Trade                                                    18,690              8,867(1)           27,557
                  Employee                                                     -             44,078(1)           44,078
              Inventory                                                   26,453            114,383(1)          140,836
               Prepaid suppliers and expenses                             43,361                  -              43,361
                                                                       ---------         ----------          ----------

               Total current assets                                      316,476            442,960             759,436
                                                                       ---------         ----------          ----------
            Equipment and leasehold improvements, net                     81,363             42,748(1)          124,111
                                                                       ---------         ----------          ----------
           Other assets
               Patent rights and other assets                             53,398             43,750(2)
                                                                                              1,140(1)           98,288
               Goodwill                                                                     910,791(1)
                                                                                             78,477(3)
                                                                                             36,866(4)        1,026,134
                                                                       ---------         ----------          ----------
                                                                          53,398          1,071,024           1,124,422
                                                                       ---------         ----------          ----------
            Total assets                                               $ 451,237         $1,556,732          $2,007,969
                                                                       =========         ==========          ==========

                                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

           Current liabilities
              Notes payable
              Employees                                              $         -         $   73,729(1)       $     73,729
              Other                                                       50,000                  -                50,000
              Accounts payable, accrued expenses and
                other liabilities                                        404,489             36,866(4)
                                                                    ------------         ----------          ------------
                                                                                             73,939(1)            515,294

              Total current liabilities                                  454,489            184,534               639,023
                                                                    ------------         ----------          ------------
           Long term debt
              Secured notes                                            1,837,000                  -             1,837,000
              Accrued interest payable                                   210,741                  -               210,741
                                                                    ------------         ----------          ------------
                                                                       2,047,741                  -             2,047,741
                                                                    ------------         ----------          ------------
           Stockholders' equity (deficiency)
              Preferred stock                                                 77                549(1)                626
              Additional paid-in capital                                 772,423          1,371,649(1)          2,144,072
                                                                    ------------         ----------          ------------
                                                                         772,500          1,372,198             2,144,698
              Common stock                                                16,936                  -                16,936
              Additional paid-in capital                              11,881,927                  -            11,881,927
              Deficit                                                (14,722,356)                 -           (14,722,356)
                                                                    ------------         ----------          ------------
              Total stockholders' equity (deficiency)                 (2,050,993)         1,372,198              (678,795)
                                                                    ------------         ----------          ------------
           Total liabilities and stockholders' equity (deficiency)  $    451,237         $1,556,732          $  2,007,969
                                                                    ============         ==========          ============

     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED JUNE 30, 1995
                                 (Unaudited)

                                                                        Results of
                                                                       Operations of       Pro Forma
                                                       Historical      InfoPak, Inc.      Adjustments         Pro Forma
                                                       ----------      --------------     -----------         ---------
Operating revenue                                       $134,028         $2,199,997       $       -           $2,334,025
                                                        --------         ----------       ---------           ----------
   Operating expenses
   Cost of sales                                         241,240          1,395,276         (81,682)(5)        1,554,834

   Marketing expenses                                    120,359            184,494           2,917 (6)          307,770
   General and administrative expenses                   460,680            401,595           6,664 (6)
                                                                                            205,227 (7)        1,074,166
                                                        --------         ----------       ---------           ----------
Total operating expenses                               1,121,546          2,219,743         139,790            3,481,079
                                                        --------         ----------       ---------           ----------
Loss before other income (expenses)                    (987,518)           (19,746)        (139,790)          (1,147,054)
                                                        --------         ----------       ---------           ----------
Other income (expense)
   Interest expenses                                   (208,717)           (27,625)          12,021 (5)         (224,321)
   Interest income                                         1,318              2,491               -                3,809
   Gain on sale of equipment                               2,585                  -               -                2,585
                                                        --------         ----------       ---------           ----------
                                                       (204,814)           (25,134)          12,021             (217,927)
                                                        --------         ----------       ---------           ----------
Net loss                                            ($1,192,332)          ($44,880)       ($127,769)         ($1,364,981)
                                                     ===========         ==========       ==========         ===========

Loss per share
                                                                                                             ===========
                                                                                                                   ($.08)
                                                                                                             ===========


Weighted average number of shares                                                                             16,476,769
                                                                                                             ===========
  outstanding

     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1995
                                  (Unaudited)


(1) Represents the acquisition of the net assets of InfoPak, Inc. on September 12, 1995, by the issuance of 500,000 shares of Series P Convertible Preferred Stock valued at $1,250,000 ($2.50 per share) and the issuance of an additional 31,379 shares of Series P Preferred Stock relating to the cancellation of Notes Payable and related accrued interest of InfoPak, Inc. valued at $78,448. In connection with the acquisition of InfoPak, Inc., the Company incurred legal fees of $36,866. The net assets acquired are as follows:

         Assets
             Cash and cash equivalent                                                $275,632
             Receivables
               Trade                                                                    8,867
               Employees                                                               44,078
             Inventory                                                                114,383
             Equipment                                                                 42,804
             Deposit                                                                    1,140
                                                                                     --------
                                                                                      486,904
                                                                                     --------
         Liabilities
             Notes payable, employees                                                  73,729
             Accounts payable, accrued expenses
              and other liabilities                                                    43,531
                                                                                     --------
                                                                                      117,260
                                                                                     --------
         Net assets acquired                                                         $369,644
                                                                                     ========

         As a result of the excess purchase price paid for InfoPak, Inc. and costs incurred, the Company accordingly recorded Goodwill of $1,026,134. The Series P Convertible Preferred Stock was valued at $2.50 per share based upon the price at which the Company was able to sell 3,000,000 shares of its Common Stock on September 5, 1995 through a Regulation S Offering which was $.25 per share.

(2) Represents the issuance of 17,500 shares of Series P Convertible Preferred Stock in connection with employment and consulting contract signing bonuses to certain employees and a consultant to InfoPak, Inc.

(3) Represents the issuance of 31,379 shares of Series P Convertible Preferred Stock in connection with the cancellation of debt and related accrued interest due to certain shareholders of InfoPak, Inc.

(4) Represents legal fees in connection with the merger agreement dated September 6, 1995.

               DIMENSIONAL VISIONS GROUP, LTD AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)
                                JUNE 30, 1995
                                 (Unaudited)


(5) Represents the elimination of royalty fees, and interest expense which would not be incurred by the Company to operate InfoPak, Inc.

(6) Represents the amortization of the deferred compensation expense (signing bonuses) over the three year term of the employment contracts, and two year term of the consulting contract.

(7)      Represents amortization of Goodwill over a period of five years.

(8) Represents the historical results of operations of InfoPak, Inc. for 12 monthly periods from July 1, 1994 through June 30, 1995.

                          [FRONT SIDE OF PROXY CARD]
P
R                       DIMENSIONAL VISIONS GROUP, LTD.
O
X                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
Y              ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 28, 1996

      The undersigned stockholder of Dimensional Visions Group, Ltd. (the "Company"), revoking all previous proxies, hereby appoints Steven M.
Peck and George S. Smith and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of the Company's voting stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m., (local time), at the offices of Clark, Ladner, Fortenbaugh & Young located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19106 on February 28, 1996, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

1.   Election of Directors, For all nominies listed below           ----
     (Except as marked to the contrary).

     Withhold authority to vote for all nominies listed below.      ----

     George S. Smith, Steven M. Peck, Sean F. Lee, James W. Porter, Jr., and William A. Knegendorf.

(Instructions: To withhold authority to vote for any individual nominee write that nominee's name in the space provided.)

------------------------------------------------------------------------------

2.   To ratify the appointment of Gitomer & Berenholz, P.C. as the   -   FOR
     Company's independent auditors.                                 -   AGAINST
                                                                     -   ABSTAIN

3.   To consider and vote upon a proposal to amend the Company's     -   FOR
     Certificate of Incorporation to authorize additional shares of  -   AGAINST
     common stock and preferred stock of the Company.                -   ABSTAIN

4.   To transact such other business as may properly come before this meeting.

                           [BACK SIDE OF PROXY CARD]

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified, the shares will be voted FOR the elcection of the five nominees to the Board of Directors, FOR the ratification of Gitomer & Berenholz, P.C.as the Company's independent auditors, and FOR the authorization of additional shares of common stock and preferred stock of the Company, in each case as described in the accompanying Proxy Statement. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 28, 1996 AND A COPY OF THE 1995 ANNUAL REPORT OF DIMENSIONAL VISIONS GROUP, LTD.

                       Dated:                             , 1996
                             -----------------------------


                       ---------------------------------------
                               Signature of Stockholder


                       ---------------------------------------
                               Signature of Stockholder

                       NOTE: Please sign this Proxy exactly as name(s) appear in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If stockholder is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is held in the name of two or more persons, all such persons should sign.

PLEASE, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE.